Elite IR

Leslie J. Richardson, Partner

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Leslie.richardson@elite-ir.com

China Precision Steel Announces Resignation of Director

SHANGHAI, China, August 16, 2012 -- China Precision Steel, Inc. (Nasdaq: CPSL - News) ("China Precision Steel" or the "Company"), a niche precision steel processing Company principally engaged in producing and selling high precision, cold-rolled steel products, as of announced today the resignation of Che Kin Lui from the Board of Directors, effective August 8, 2012, due to personal reasons.

“We appreciate the years of service Mr. Lui has provided China Precision Steel as a member of our Board of Directors,” commented Mr. Hai Sheng Chen, CEO of China Precision Steel. “Mr. Lui has been a valuable asset to our Company and his guidance and stewardship will be sorely missed."

About China Precision Steel Inc.

China Precision Steel Inc. is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel’s high precision, ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products are mainly used in the production of automotive components, food packaging materials, saw blades and textile needles. The Company primarily sells to manufacturers in the People’s Republic of China as well as overseas markets such as Nigeria, Thailand, Indonesia and the Philippines. China Precision Steel was incorporated in 2002 and is headquartered in Sheung Wan, Hong Kong. Additional information can be found at the Company’s website http://chinaprecisionsteelinc.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements," including statements regarding the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.